Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Results of Review of Interim Financial Information

We have reviewed the condensed balance sheet of Mesabi Trust (the Trust) as of October 31, 2024, and the related condensed statements of income for the three-month and nine-month periods ended October 31, 2024 and 2023, and cash flows for the nine-month periods ended October 31, 2024 and 2023, and the related notes (collectively referred to as the interim financial statements). Based on our review, we are not aware of any material modifications that should be made to the Trust’s interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These interim financial statements are the responsibility of the Trust’s Trustees. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ Boulay PLLP

Minneapolis, Minnesota

December 13, 2024